Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169057) of our reports dated March 31, 2014 relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting both of which appear in this Form 10-K.

/s/ BKM Sowan Horan, LLP

Austin, Texas
March 31, 2014